Exhibit 99.1

INDEPENDENCE CONTRACT DRILLING, INC. ANNOUNCES SECOND QUARTER RESULTS

HOUSTON, TEXAS, August 6, 2015 / PRNewswire/ – INDEPENDENCE CONTRACT DRILLING, INC. (the “Company”) (NYSE: ICD) today reported financial results for the three months ended June 30, 2015.

Second Quarter 2015 Highlights

•	Net loss of $0.7 million, or $0.03 per share.

•	Adjusted EBITDA of $6.1 million.

•	79% utilization of rigs.

•	939 revenue days.

•	Margin per revenue day of $9,777.

•	Substantial completion of construction of its 14th ShaleDriller™ rig.

The Company reported Adjusted EBITDA of $6.1 million, net loss of $0.7 million ($0.03 per share) from operating revenues of $21.1 million for the second quarter of 2015, compared to Adjusted EBITDA of $6.3 million, net income of $1.4 million ($0.06 per share) from operating revenues of $22.3 million for the first quarter of 2015, and Adjusted EBITDA of $3.9 million, net income of $1.6 million ($0.13 per share) from operating revenues of $14.7 million for the second quarter of 2014.

Chief Executive Officer Byron Dunn commented, “Despite a continued challenging market environment, our financial results, utilization, rig uptime and safety record demonstrate the quality of ICD’s operations. Increased pad sizes in unconventional resource development lower our clients’ drilling costs and increase operator demand for pad optimal equipment. I am very pleased that we have not experienced any early terminations of contracts and that all of our rigs that previously were earning revenue on a standby basis are now drilling for our customers. We successfully completed construction of our 14th ShaleDriller rig, which mobilized ahead of schedule and commenced operations at the end of July in the Eaglebine on a multi-year contract. We have begun the upgrade of one of our non-walking rigs to 200 series status, fully equipped with our ShaleDriller™ omni-directional walking substructure and 7,500 psi mud system, which we expect to complete during the fourth quarter. We intend to commence operations to upgrade our last non-walking rig during the fourth quarter.”

Quarterly Operational Results

The Company’s fleet operated at 79% utilization and had 939 revenue days during the second quarter of 2015 compared to 92% utilization and 951 revenue days during the first quarter of 2015 and 100% utilization and 636 revenue days during the second quarter of 2014. Revenue days during the second quarter of 2015 included 240 days in which the Company earned a standby rate. On a revenue per day basis, revenues during the second quarter of 2015 were $21,632 per day compared to $22,782 per day in the first quarter of 2015 and $22,026 per day during the second quarter of 2014.

Operating costs during the second quarter of 2015 totaled $12.1 million compared to $13.1 million during the first quarter of 2015 and $9.3 million during the second quarter of 2014. On an operating cost per day basis, operating expenses were $11,855 per day during the second quarter of 2015 compared to $13,035 during the first quarter of 2015 and $12,740 during the second quarter of 2014.

Selling, general and administrative expenses during the second quarter of 2015 were $3.8 million (including $0.8 million of non-cash stock-based compensation), compared to $3.8 million (including $0.9 million of non-cash stock based compensation) during the first quarter of 2015 and $2.1 million (including $0.6 million of non-cash stock based compensation) during the second quarter of 2014.

Depreciation expense during the second quarter of 2015 was $5.2 million, compared to $4.3 million during the first quarter of 2015 and $3.9 million during the second quarter of 2014. The sequential increase in depreciation expense related primarily to the activation during the quarter of one of the Company’s newbuild rigs that previously was earning revenue on a standby basis as well as a change in the estimated useful life of certain rig components.

Drilling Operations Update

At the end of the second quarter of 2015, the Company had substantially completed its 14th ShaleDriller rig, which commenced operations at the end of July 2015. During the second quarter, ICD had three 200 series ShaleDriller rigs that were marketed in the spot market. At the end of the quarter, two of these rigs were idle and one was operating on a multi-well contract. Subsequent to the end of the second quarter, the Company commenced operations to upgrade one of its non-walking rigs to 200 series status, fully equipped with a new substructure and omni-directional walking system as well as 7,500 psi mud system. The Company intends to commence operations to upgrade its last non-walking rig during the fourth quarter of 2015.

Capital Expenditures and Liquidity Update

The Company’s estimated capital expenditures for the second half of 2015 are between $13 million and $18 million. Remaining 2015 capital expenditures will be dedicated to completing the Company’s 14th ShaleDriller rig, the announced upgrades, the purchase of equipment previously committed that can be utilized in the construction of a new ShaleDriller rig and maintenance capital expenditures.

As of June 30, 2015, the Company had drawn $61.4 million on its revolving credit facility and had net debt of $49.1 million, with a borrowing base under the Company’s credit facility of $124.7 million.

Conference Call Details

A conference call for investors will be held today, August 6, 2015, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss the Company’s second quarter 2015 results. Hosting the call will be Byron A. Dunn, Chief Executive Officer, Edward S. Jacob, III, President & Chief Operating Officer, and Philip A. Choyce, Senior Vice President and Chief Financial Officer.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10069705. The replay will be available until August 14, 2015.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company’s website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad optimal ShaleDriller™ rigs that are specifically engineered and designed to accelerate its clients’ production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as “anticipated,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believes,” “intends,” “objectives,” “projects,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling’s operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect, including, but not limited to the assumption that the market and services rates for land-based contract drilling services will be consistent with the current environment. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC.

(in thousands, except par value and share data)

BALANCE SHEETS

	June 30, 2015	December 31, 2014
Assets
Cash and cash equivalents	$12,254	$10,757
Accounts receivable, net	13,418	19,127
Inventory	2,292	2,124
Deferred taxes	402	323
Prepaid expenses and other current assets	4,503	3,969

Total current assets	32,869	36,300
Property, plant and equipment, net	282,667	250,498
Other long-term assets, net	2,461	2,749

Total assets	$317,997	$289,547

Liabilities and Stockholders’ Equity
Liabilities
Current portion of long-term debt (1)	$—	$22,519
Accounts payable	7,988	21,993
Accrued liabilities	8,070	6,970
Income taxes payable	213	408

Total current liabilities (1)	16,271	51,890
Long-term debt (1)	61,361	—
Other long-term liabilities	347	598
Deferred taxes	402	323

Total liabilities	78,381	52,811

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 24,530,391 and 24,540,720 issued, respectively; 24,445,380 and 24,455,709 outstanding, respectively	245	245
Additional paid-in capital	274,908	272,751
Accumulated deficit	(34,566)	(35,289)
Treasury shares, at cost, 85,011 shares	(971)	(971)

Total stockholders’ equity	239,616	236,736

Total liabilities and stockholders’ equity	$317,997	$289,547

(1)	Although borrowings under our credit facility do not mature until 2018, we revised the classification of long-term debt in our balance sheet as of December 31, 2014 from long-term debt to current portion of long-term debt due to our credit facility at the time including both a required lock box payment method and a subjective acceleration clause permitting the lenders to declare an event of default in the event of a material adverse change. We subsequently amended our credit facility to provide for a springing lock box arrangement to permit the long-term classification of the debt, subject to the credit facility’s ultimate maturity and our compliance with its terms and conditions. The reclassification did not affect previously reported net income, total assets, total liabilities, stockholders equity or cash flows as of and for the years ended December 31, 2014 or 2013.

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands, except per share amounts)

STATEMENTS OF OPERATIONS

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2015	2014	2015	2015	2014

Revenues	$21,082	$14,661	$22,306	$43,388	$28,210
Costs and expenses
Operating costs	12,057	9,283	13,106	25,163	18,060
Selling, general and administrative	3,755	2,073	3,827	7,582	4,167
Depreciation and amortization	5,169	3,901	4,289	9,458	7,317
(Insurance recoveries) asset impairment, net	—	(2,038)	(841)	(841)	2,612
(Gain) loss on disposition of assets	(59)	(2)	393	334	(191)

Total cost and expenses	20,922	13,217	20,774	41,696	31,965

Operating income (loss)	160	1,444	1,532	1,692	(3,755)
Interest expense	(717)	(598)	(312)	(1,029)	(992)
Gain on warrant derivative	—	1,377	—	—	1,380

(Loss) income before income taxes	(557)	2,223	1,220	663	(3,367)
Income tax expense (benefit)	95	667	(155)	(60)	(1,218)

Net (loss) income	$(652)	$1,556	$1,375	$723	$(2,149)

(Loss) earnings per share:
Basic	$(0.03)	$0.13	$0.06	$0.03	$(0.18)

Diluted	$(0.03)	$0.13	$0.06	$0.03	$(0.18)

Weighted average number of common shares outstanding:
Basic	23,851	12,263	24,629	24,455	12,257

Diluted	23,851	12,306	24,629	24,455	12,257

INDEPENDENCE CONTRACT DRILLING, INC.

Unaudited

(in thousands)

STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2015	2014

Cash flows from operating activities
Net income (loss)	$723	$(2,149)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	9,458	7,317
(Insurance recoveries) asset impairment, net	(841)	2,612
Stock-based compensation	1,734	1,022
Gain on warrant derivative	—	(1,380)
Loss (gain) on disposition of assets	334	(191)
Deferred taxes	—	(1,218)
Amortization of deferred financing costs	315	329
Bad debt expense	80	—
Changes in operating assets and liabilities
Accounts receivable	5,629	(1,045)
Inventory	(253)	(958)
Vendor advances	—	(1,568)
Prepaid expenses and other current assets	(1,820)	(1,945)
Accounts payable and accrued liabilities	2,620	2,486
Income taxes payable	(195)	(160)

Net cash provided by operating activities	17,784	3,152

Cash flows from investing activities
Purchases of property, plant and equipment	(58,215)	(48,731)
Proceeds from insurance claims	2,899	2,038
Proceeds from the sale of property, plant and equipment	351	488

Net cash used in investing activities	(54,965)	(46,205)

Cash flows from financing activities
Borrowings under credit facility	89,566	80,306
Repayments under credit facility	(50,724)	(35,875)
Financing costs paid	(164)	(1,235)

Net cash provided by financing activities	38,678	43,196

Net increase in cash and cash equivalents	1,497	143

Cash and cash equivalents
Beginning of period	10,757	2,730

End of period	$12,254	$2,873

Supplemental disclosure of cash flow information
Cash paid during the period for taxes	135	160
Cash paid during the period for interest	1,379	1,079
Supplemental disclosure of non-cash investing and financing activities
Stock-based compensation capitalized as property, plant and equipment	423	214
Change in property, plant and equipment purchases in accounts payable	(15,776)	(6,011)

The following table provides various financial and operational data for the Company’s operations during the three month periods ending June 30, 2015 and 2014 and March 31, 2015 and the six months ending June 30, 2015 and 2014. This information contains non-GAAP financial measures of the Company’s operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company’s operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA

Unaudited

	Three Months Ended			Six Months Ended
	June 30, 2015	June 30, 2014	March 31, 2015	June 30, 2015	June 30, 2014

Number of completed rigs end of period (1)	13	8	13	13	8
Rig operating days (2)	938.9	636.1	951.2	1,890.2	1,243.4
Average number of operating rigs (3)	10.3	7.0	10.6	10.4	6.9
Rig utilization (4)	79.4%	100.0%	92.1%	85.3%	100.0%
Average revenue per operating day (5)	$21,632	$22,026	$22,782	$22,209	$21,480
Average cost per operating day (6)	$11,855	$12,740	$13,035	$12,448	$12,716
Average margin per day	$9,777	$9,286	$9,747	$9,761	$8,764

(1)	Number of completed rigs as of June 30, 2015, increased by five compared to the number of completed rigs as of June 30, 2014, reflecting the addition of four newly constructed rigs and the completion of an upgrade of one of the Company’s drilling rigs.
(2)	Rig operating days represent the number of days that our rigs are earning revenue under a contract, including days that standby revenues are earned. During the second quarter of 2015, there were 240.1 operating days in which ICD earned revenue on a standby basis, including 145.0 standby-without-crew days. During the first quarter of 2015, there were 183.6 operating days in which ICD earned revenue on a standby basis, including 43.0 standby-without-crew days. During the first six months of 2015, there were 423.7 operating days in which ICD earned revenue on a standby basis, including 188.0 standby-without-crew days.
(3)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.
(4)	Rig utilization percentage is calculated as rig operating days divided by the total number of days our drilling rigs are available during the applicable period.
(5)	Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period. Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of out-of-pocket costs paid by customers of $0.8 million, $0.6 million and $0.6 million during the three months ended June 30, 2015 and 2014, and March 31, 2015, respectively, and $1.4 million and $1.3 million during the six months ended June 30, 2015 and 2014, respectively.
(6)	Average cost per operating day represents total direct operating costs incurred during the period divided by rig operating days in the period. The following costs are excluded in calculating average cost per operating day: (i) costs relating to out-of-pocket costs reimbursed by customers of $0.8 million, $0.6 million and $0.6 million during the three months ended June 30, 2015 and 2014, and March 31, 2015, respectively, and $1.4 million and $1.3 million during the six months ended June 30, 2015 and 2014, respectively, and (ii) new crew training costs of $0.2 million, $0.5 million and $0.1 million during the three months ended June 30, 2015 and 2014, and March 31, 2015, respectively, and $0.2 million and $0.8 million during the six months ended June 30, 2015 and 2014, respectively.

Non-GAAP Financial Measure

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define “EBITDA” as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define “Adjusted EBITDA” as EBITDA before stock-based compensation, gain/loss on warrant derivative liability and non-cash asset impairments and other one-time non-operating items. Adjusted EBITDA is not a measure of net income as determined by U.S. generally accepted accounting principles (“GAAP”).

Management believes Adjusted EBITDA is useful because it allows our stockholders to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in calculating Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as stock-based compensation and the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDA to the GAAP financial measure of net income for each of the periods indicated.

	Three Months Ended			Six Months Ended
	June 30, 2015	June 30, 2014	March 31, 2015	June 30, 2015	June 30, 2014

Net (loss) income	$(652)	$1,556	$1,375	$723	$(2,149)
Add back:
Income tax expense (benefit)	95	667	(155)	(60)	(1,218)
Interest expense	717	598	312	1,029	992
Depreciation and amortization	5,169	3,901	4,289	9,458	7,317

EBITDA	5,329	6,722	5,821	11,150	4,942
Stock-based compensation	801	574	933	1,734	1,022
(Insurance recoveries) asset impairment, net	—	(2,038)	(841)	(841)	2,612
Gain on warrant derivative liability	—	(1,377)	—	—	(1,380)
(Gain) loss on disposition of assets	(59)	(2)	393	334	(191)

Adjusted EBITDA	$6,071	$3,879	$6,306	$12,377	$7,005

INVESTOR CONTACTS:

Independence Contract Drilling, Inc.

E-mail inquiries to: Investor.relations@icdrilling.com

Phone inquiries: (281) 598-1211